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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectuses constituting part of this Post-Effective Amendment No. 11 to the Registration Statement of the Inheiritage Separate Account of Allmerica Financial Life Insurance and Annuity Company on Form S-6 of our report dated February 15, 2002, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated March 28, 2002, relating to the financial statements of the Inheiritage Separate Account of Allmerica Financial Life Insurance and Annuity Company, both of which appear in such Prospectuses. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectuses.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 22, 2002